EXHIBIT 4.2
                          CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION
                             OF VAALCO ENERGY INC.

     VAALCO Energy Inc., a Delaware corporation (the "Corporation"), does hereby certify:

          I. That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling a meeting of stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

             "RESOLVED FURTHER, that to increase the authorized shares of the Corporation's Common Stock from 50,000,000 shares to 100,000,000 shares the Certificate of Incorporation of the Corporation shall be amended by deleting the first paragraph of Article Four and substituting thereof the following as the first paragraph of Article Four:

           The aggregate number of shares which the Corporation has authority to issue is 100,500,000 of which 100,000,000 shares shall be a class designated as Common Stock with a par value of $.10 per share, and 500,000 shares shall be a class designated as Preferred Stock with a par value of $25.00 per share. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Four, to provide for the issuance of shares of Preferred Stock in series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof."

          II. That pursuant to resolutions of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held on June 24, 1998, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          III. That said amendment was duly adopted and in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, VAALCO Energy Inc. has caused this Certificate to be signed by W. Russell Scheirman, an authorized officer, this 24th day of June, 1998.

                                          VAALCO Energy, Inc.
                                          /s/ W. RUSSELL SCHEIRMAN
                                          W. Russell Scheirman, President, Chief
                                          Financial Officer and Director